Exhibit 5

1000 Jackson Street	419.241.9000
Toledo, Ohio 43604-5573	419.241.6894 fax

www.slk-law.com

May 3, 2013

Health Care REIT, Inc.

4500 Dorr Street

Toledo, OH 43615

Re:	HEALTH CARE REIT, INC.

Registration Statement on Form S-3 for the Fourth Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the preparation and filing of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 10,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”).

In connection with the following opinion, we have examined and have relied upon copies of: (1) the Second Restated Certificate of Incorporation of the Company, as amended, (2) the Fourth Amended and Restated By-Laws of the Company, (3) the Registration Statement and (4) such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares will be, when issued and sold in accordance with the terms of the Plan, legally and validly issued and fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP